Exhibit 5.1

July 25, 2008

MISCOR Group, Ltd.
1125 South Walnut Street
South Bend, Indiana 46619

Ladies and Gentlemen:

You have requested our opinion in connection with the Amendment No. 1 to the Registration Statement on Form S-1 (Reg. No. 333-144557) (the “Amended Registration Statement”) filed by MISCOR Group, Ltd. (“MISCOR”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”).  The Amended Registration Statement relates to the registration under the Securities Act of 2,500,000 shares of MISCOR common stock, no par value (the “Shares”), for resale by the selling shareholders named in the Amended Registration Statement.

We are furnishing this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.  In this regard, we previously furnished an opinion to you (the “Original Opinion”) in connection with the registration of 62,500,000 shares of MISCOR common stock, no par value, under the Registration Statement on Form S-1 filed by MISCOR with the Commission on July 13, 2007 (the “Registration Statement”).  The Original Opinion was filed as Exhibit 5.1 to the Registration Statement.  Pursuant to a reverse stock split effectuated by MISCOR on January 14, 2008 (the “Reverse Stock Split”), each 25 shares of MISCOR common stock was combined and consolidated into one share, thereby reducing the number of issued and outstanding shares of MISCOR common stock.  MISCOR is now reducing the number of shares of its common stock to be registered from 62,500,000 shares under the Registration Statement to 2,500,000 shares under the Amended Registration Statement to give effect to the Reverse Stock Split.  As a result, we are furnishing this opinion with respect to the number of Shares being registered under the Amended Registration Statement, as reduced pursuant to the Reverse Stock Split, which supersedes the Original Opinion in all respects.

In connection with your request, we have made such examination of the corporate records and proceedings of MISCOR and considered such questions of law and taken such further action as we deemed necessary or appropriate to enable us to render this opinion.  Based upon such examination, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Amended Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus that is part of the Amended Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ BARNES & THORNBURG LLP

BARNES & THORNBURG LLP